UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Texas Rare Earth Resources Corp.
(Exact name of registrant as specified in charter)

Nevada	87-0294969
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

304 Inverness Way South, Suite 365 Englewood, CO	80112
(Address of principal executive offices)	(Zip Code)

Texas Rare Earth Resources Corp. Amended and Restated 2008 Stock Option Plan
(Full title of plan)

Marc LeVier
Chief Executive Officer
304 Inverness Way South, Suite 365
Englewood, CO  80112
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Jason Brenkert
Dorsey & Whitney LLP
1400 Wewatta Street, Ste. 400
Denver, CO 80202-5549
Tel:  (303)352-1133
Fax:  (303) 629-3450

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Shares of common stock, par value $0.01(2)	575,000	$1.81(3)	$1,040,750(3)	$120.83
Shares of common stock, par value $0.01(4)	3,170,000	$2.50(5)	$7,925,000	$920.09
Shares of common stock, par value $0.01(6)	90,000	$4.70(5)	$423,000	$49.11
Shares of common stock, par value $0.01(7)	60,000	$4.00(5)	$240,000	$27.86
Shares of common stock, par value $0.01(8)	175,000	$4.15(5)	$726,250	$84.32
Shares of common stock, par value $0.01(9)	180,000	$2.60(5)	$468,000	$54.33
Shares of common stock, par value $0.01(10)	750,000	$1.85(5)	$1,387,500	$161.09
Total	5,000,000		$12,210,500	$1,417.64

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement shall also cover any additional shares of common stock, par value $0.01 per share (the “Common Stock”), of Texas Rare Earth Resources Corp. which become issuable under the employee benefit plans described herein by reason of stock dividends, stock splits, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2)	Represents shares available for future grants under the Amended and Restated 2008 Stock Option Plan.
(3)
Pursuant to Rule 457(c), the average of the high and low prices reported on the OTCQB published by OTC Markets Group, Inc. within 5 business days prior to the date of filing the registration statement.

(4)	Represents shares of common stock underlying outstanding options granted under the Amended and Restated 2008 Stock Option Plan exercisable at $2.50 per share.
(5)	Represents the exercise price of shares issuable upon exercise of outstanding stock options granted under the Plan, in accordance with Rule 457(h).
(6)	Represents shares of common stock underlying outstanding options granted under the Amended and Restated 2008 Stock Option Plan exercisable at $4.70 per share.
(7)	Represents shares of common stock underlying outstanding options granted under the Amended and Restated 2008 Stock Option Plan exercisable at $4.00 per share.
(8)	Represents shares of common stock underlying outstanding options granted under the Amended and Restated 2008 Stock Option Plan exercisable at $4.15 per share.
(9)	Represents shares of common stock underlying outstanding options granted under the Amended and Restated 2008 Stock Option Plan exercisable at $2.60 per share.
(10)	Represents shares of common stock underlying outstanding options granted under the Amended and Restated 2008 Stock Option Plan exercisable at $1.85 per share.

As filed with the Securities and Exchange Commission on November 2, 2011

Registration No. 333- ______

Explanatory Note

This Registration Statement on Form S-8 of Texas Rare Earth Resources Corp. (the “Company”) has been prepared in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”), to register:

•	575,000 shares of common stock available for future grants under the Amended and Restated 2008 Stock Option Plan (the “Plan”);

•	3,170,000 shares of common stock underlying outstanding options granted under the Plan exercisable at $2.50 per share;

•	90,000 shares of common stock underlying outstanding options granted under the Plan exercisable at $4.70 per share;

•	60,000 shares of common stock underlying outstanding options granted under the Plan exercisable at $4.00 per share;

•	175,000 shares of common stock underlying outstanding options granted under the Plan exercisable at $4.15 per share;

•	180,000 shares of common stock underlying outstanding options granted under the Plan exercisable at $2.60 per share; and

•	750,000 shares of common stock underlying options granted under the Plan exercisable at $1.85 per share.

This registration statement also includes a prospectus (which we refer to as a reoffer prospectus) prepared in accordance with General Instruction C of Form S-8 and in accordance with the requirements of Part I of Form S-3. The reoffer prospectus may be used for reofferings and resales of shares of our common stock acquired pursuant to the Plan, including those that may be deemed to be “control securities” and/or “restricted securities” under the Securities Act and the rules and regulations promulgated thereunder that have been acquired by certain of our officers and directors, who are the selling stockholders identified in the reoffer prospectus.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.

The documents containing the information concerning the Plans required by Item 1 of this Registration Statement on Form S-8, and the statement of availability of registrant information, employee benefit plan annual reports and other information required by Item 2 of Form S-8, will be sent or given to persons eligible to participate in the Plans as specified by Rule 428(b)(1) under the Securities Act. We will maintain a file of such documents in accordance with the provisions of Rule 428 and, upon request, shall furnish to the Commission or its staff a copy or copies of documents included in such file. Pursuant to the instructions to Form S-8, these documents are not required to be and are not being filed either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute part of a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.	Registrant Information and Employee Plan Annual Information.

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered to eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Wm. Chris Mathers
Texas Rare Earth Resources Corp.
304 Inverness Way South, Suite 365
Englewood, CO  80112
(303) 597-8737

Reoffer Prospectus

4,425,000 Shares
Common Stock

This reoffer prospectus is a combined prospectus relating to shares of Texas Rare Earth Resources Corp. (the “Company”) common stock, par value $0.01 per share, that have been registered with the Securities and Exchange Commission (“SEC”) under the Securities Act of 1933, as amended (the “Securities Act”) and that have been or may be acquired by certain of our prior, current and future officers and directors (or any of their respective assigns) (the “Selling Stockholders”) pursuant to option awards under our Amended and Restated 2008 Stock Option Plan (the “Plan”).

The Selling Stockholders listed herein (who are the executive officers and directors of the Company) are offering and selling up to 4,425,000 shares of common stock that have been or may hereafter be acquired by such selling stockholders upon the exercise of options to purchase our common stock that were granted to such Selling Stockholders under the Plan. We will not receive any proceeds from the sale of the shares hereunder. However, we will receive the proceeds, if any, from the exercise of the options granted under the Plan.

The common stock offered hereby may be sold from time to time by the Selling Stockholders or by their pledgees, donees, transferees or other successors in interest. Such sales may be made in the public market or otherwise at prices and at terms then prevailing or at prices related to the then current market price, or in negotiated transactions. Such shares may be sold by one or more of the following: (a) block trades in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell portions of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this prospectus; (c) an exchange distribution in accordance with the rules of such exchange; and (d) ordinary brokerage transactions and transactions in which the broker solicits purchases. In effecting sales, brokers or dealers engaged by the Selling Stockholders may arrange for other brokers or dealers to participate. Brokers or dealers will receive commissions or discounts from Selling Stockholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus. We have paid the expenses of preparing this prospectus and the related registration statement.

Our common stock is listed for quotation on the OTCQB published by OTC Markets Group, Inc. under the symbol “TRER”.  On October 31, 2011, the closing sales price for the common stock on OTCQB was $1.81 per share.

Our principal executive offices are located at 304 Inverness Way South, Suite 365, Englewood, CO 80112. Our telephone number is (303) 597-8737.

Investing in our common stock involves a high degree of risk. You should read the “Risk Factors” section beginning on page 3 and in the documents incorporated by reference herein before you decide to purchase any shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this reoffer prospectus is November 2, 2011.

TABLE OF CONTENTS

Cautionary Note Regarding Forward Looking Statements	-ii-
Prospectus Summary	1
Risk Factors	3
Use of Proceeds	9
Selling Stockholders	10
Plan of Distribution	12
Legal Matters	13
Experts	13
Where You Can Find More Information	13
Disclosure of Commission Position on Indemnification for Securities Law Violations	13
Incorporation of Certain Documents By Reference	13

You should rely only upon the information contained or incorporated by reference in this reoffer prospectus and the registration statement of which this reoffer prospectus is a part. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The selling stockholders are not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume the information appearing in this reoffer prospectus is accurate only as of the date on the front cover of this reoffer prospectus. Our business, financial condition, results of operations and prospects may have changed since that date. This reoffer prospectus is based on information provided by us and other sources that we believe are reliable. We have summarized certain documents and other information in a manner we believe to be accurate, but we refer you to the actual documents for a more complete understanding of what we discuss in this prospectus. In making an investment decision, you must rely on your own examination of our business and the terms of the offering, including the merits and risks involved.

CAUTIONARY NOTE ON FORWARD LOOKING STATEMENTS

Included in this prospectus are “forward-looking” statements, as well as historical information.  Although we believe that the expectations reflected in these forward-looking statements are reasonable, we can give no assurance that the expectations reflected in these forward-looking statements will prove to be correct.  Our actual results could differ materially from those anticipated in forward-looking statements as a result of certain factors, including matters described in the section titled “Risk Factors.”  Forward-looking statements include those that use forward-looking terminology, such as the words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “project,” “plan,” “will,” “shall,” “should,” and similar expressions, including when used in the negative.  Although we believe that the expectations reflected in these forward-looking statements are reasonable and achievable, these statements involve risks and uncertainties and no assurance can be given that actual results will be consistent with these forward-looking statements.  Important factors that could cause our actual results, performance or achievements to differ from these forward-looking statements include the factors described in the “Risk Factors” section and elsewhere in this prospectus.

All forward-looking statements attributable to us are expressly qualified in their entirety by these and other factors.  We undertake no obligation to update or revise these forward-looking statements, whether to reflect events or circumstances after the date initially filed or published, to reflect the occurrence of unanticipated events or otherwise.

-ii-

PROSPECTUS SUMMARY

The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in the securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.  In this prospectus, unless the context requires otherwise, references to the “Company,” “we,” “our” or “us” refer to Texas Rare Earth Resources Corp.

TEXAS RARE EARTH RESOURCES CORP.

Texas Rare Earth Resources Corp. is a mining company engaged in the business of the acquisition and development of mineral properties.  We currently hold a twenty year lease, executed in August 2010, to explore and develop an 860 acre rare earth uranium-beryllium prospect located in Hudspeth County, Texas known as “Round Top” and prospecting permits covering an adjacent 9,345 acres.  We also hold prospecting permits on certain other mineral properties located in Texas and New Mexico.  We currently have limited operations and have not established that our Round Top property contains any proven reserves or probable reserves.  The strategic necessity of developing rare earth resources, the compelling fundamentals of uranium and the future potential for beryllium in the nuclear fuel cycle all present what we believe to be excellent opportunities for us.

The Company was incorporated in the State of Nevada in 1970 under the name Standard Silver Corporation.  During the time we operated under the name Standard Silver Corporation, our focus was the exploration of our silver prospects.  In September 2010, we changed our name to Texas Rare Earth Resources Corp. to more appropriately reflect our current focus on heavy rare earth elements.  The Round Top rare earth prospect was initially developed in the late 1980's as a beryllium resource. During the course of this project it was discovered that rare earth and other rare metal mineralization was also present within the mass of rhyolite that overlies the beryllium target zone. Uranium mineralization was also noted.

Rare earth elements (or “REEs”) are a group of chemically similar elements that usually are found together in nature; they are referred to as the “lanthanide series.” These individual elements have a variety of characteristics that are important in a wide range of technologies, products, and applications and are critical inputs in existing and emerging applications including: computer hard drives, cell phones, clean energy technologies, such as hybrid and electric vehicles and wind power turbines; multiple high-tech uses, including fiber optics, lasers and hard disk drives; numerous defense applications, such as guidance and control systems and global positioning systems; and advanced water treatment technology for use in industrial, military and outdoor recreation applications. As a result, we believe that global demand for REE is projected to steadily increase due to continuing growth in existing applications and increased innovation and development of new end uses.  Interest in developing resources domestically has become a strategic necessity as there are at present extremely limited sources of these elements outside of China. We believe that the partially explored Round Top rhyolite which caps the beryllium deposits could possess rare earth elements that could be economically mined and sold.

Beryllium is a lightweight metal possessing unique mechanical and thermal properties. Its specific stiffness is much greater than other engineered structured material such as steel. The physical and mechanical properties of beryllium include high stiffness-to-weight and strength-to-weight ratios, stability within a broad range of temperatures, resistance to corrosion and fatigue, excellent electric conductivity and one of the highest melting points of all light metals. Beryllium products are used in a variety of high performance applications in the defense, aerospace, industrial, scientific equipment, electronics (including acoustics), medical, automotive, optical scanning and oil and gas markets.  We believe Round Top could possess the potential to produce beryllium.

Our principal executive offices are located at 304 Inverness Way South, Suite 365, Englewood, CO 80112. Our telephone number is (303) 597-8737.

The Offering

Outstanding Common Stock	34,622,509 shares of our common stock were outstanding as of October 31, 2011.

Common Stock Offered	Up to 4,425,000 shares of common stock for sale by the Selling Stockholders (who are our executive officers and directors) for their own account pursuant to the Plan.

Selling Stockholders	The Selling Stockholders are set forth in the section entitled “Selling Stockholders” of this reoffer prospectus on page 10.

Proceeds
We will not receive any proceeds from the sale of our common stock by the selling stockholders. We would, however, receive proceeds upon the exercise of the stock options by those who receive options under the Plan and exercise such options for cash. Any cash proceeds will be used by us for general corporate purposes.

Risk Factors	The securities offered hereby involve a high degree of risk. See “Risk Factors.”

Trading Symbol	TRER

RISK FACTORS

Any investment in our securities involves a high degree of risk.  You should carefully consider the following information about these risks, together with the other information contained in this prospectus, before you decide to buy our securities.

Risk Associated with Our Exploration and Mining Business

All of our properties are in the exploration stage. There is no assurance that we can establish the existence of any mineral resource on any of our properties in commercially exploitable quantities. Until we can do so, we cannot earn any revenues from these properties, and our business could fail.

Despite mineral exploration work on certain of our mineral properties, we have not established that any of them contain any mineral reserve, nor can there be any assurance that we will be able to do so.  The probability of an individual prospect ever having a mineral reserve that meets the requirements of the Securities and Exchange Commission is extremely remote; in all probability our mineral resource property does not contain any mineral reserve and any funds that we spend on exploration will probably be lost. Even if we do eventually discover a mineral reserve on one or more of our properties, there can be no assurance that they can be developed into producing mines and extract those resources. Both mineral exploration and development involve a high degree of risk and few properties, which are explored, are ultimately developed into producing mines.

The commercial viability of an established mineral deposit will depend on a number of factors including, by way of example, the size, grade and other attributes of the mineral deposit, the proximity of the resource to infrastructure such as a smelter, roads and a point for shipping, government regulation and market prices. Most of these factors will be beyond our control, and any of them could increase costs and make extraction of any identified mineral resource unprofitable.

Even if commercial viability of a mineral deposit is established, it may take several years in the initial phases of drilling until production is possible, during which time the economic feasibility of production may change. Substantial expenditures are required to establish proven and probable reserves through drilling and bulk sampling, to determine the optimal metallurgical process to extract the metals from the ore and, in the case of new properties, to construct mining and processing facilities. Because of these uncertainties, no assurance can be given that our exploration programs will result in the establishment or expansion of resources or reserves.

If we establish the existence of a mineral resource on any of our properties in a commercially exploitable quantity, we will require additional capital in order to develop the property into a producing mine. If we cannot raise this additional capital, we will not be able to exploit the resource, and our business could fail.

If we do discover mineral resources in commercially exploitable quantities on any of our properties, we will be required to expend substantial sums of money to establish the extent of the resource, develop processes to extract it and develop extraction and processing facilities and infrastructure. We do not have adequate capital to develop necessary facilities and infrastructure and will need to raise additional funds.  Although we may derive substantial benefits from the discovery of a major deposit, there can be no assurance that such a resource will be large enough to justify commercial operations, nor can there be any assurance that we will be able to raise the funds required for development on a timely basis. If we cannot raise the necessary capital or complete the necessary facilities and infrastructure, our business may fail.

Our exploration activities may not be commercially successful.

While we believe there are positive indicators that our properties contain commercially exploitable minerals, such belief has been based solely on preliminary tests that we have conducted and data provided by third parties, including the data published in various third party reports, including but not limited to the GSA, Geological Society of America, Special Paper 246, 1990.  There can be no assurance that the tests and data upon which we have relied is correct or accurate.  Moreover, mineral exploration is highly speculative in nature, involves many risks and is frequently non-productive.  Unusual or unexpected geologic formations and the inability to obtain suitable or adequate machinery, equipment or labor are risks involved in the conduct of exploration programs.  The success of mineral exploration and development is determined in part by the following factors:

•	the identification of potential mineralization based on analysis;
•	the availability of exploration permits;
•	the quality of our management and our geological and technical expertise; and
•	the capital available for exploration.

Substantial expenditures and time are required to establish existing proven and probable reserves through drilling and analysis, to develop metallurgical processes to extract metal, and to develop the mining and processing facilities and infrastructure at any site chosen for mining.  Whether a mineral deposit will be commercially viable depends on a number of factors, which include, without limitation, the particular attributes of the deposit, such as size, grade and proximity to infrastructure; metal prices, which fluctuate widely; and government regulations, including, without limitation, regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.

There may be challenges to the title of our mineral properties.

The Company will acquire most of its properties by unpatented claims or by lease from those owning the property.  The lease of our Round Top property was issued by the State of Texas.  The validity of title to many types of natural resource property depends upon numerous circumstances and factual matters (many of which are not discoverable of record or by other readily available means) and is subject to many uncertainties of existing law and its application.  We cannot assure you that the validity of our titles to our properties will be upheld or that third parties will not otherwise invalidate those rights. In the event the validity of our titles are not upheld, such an event would have a material adverse effect on us.

Mineral operations are subject to applicable law and government regulations. Even if we discover a mineral resource in a commercially exploitable quantity, these laws and regulations could restrict or prohibit the exploitation of that mineral resource. If we cannot exploit any mineral resource that we might discover on our properties, our business may fail.

Both mineral exploration and extraction require permits from various foreign, federal, state, provincial and local governmental authorities and are governed by laws and regulations, including those with respect to prospecting, mine development, mineral production, transport, export, taxation, labor standards, occupational health, waste disposal, toxic substances, land use, environmental protection, mine safety and other matters. Permits known to be required are (i) an operating plan for the conduct of exploration and development approved by the Texas General Land Office, (ii) an operating plan for production approved by the Texas General Land Office, (iii) various reporting to and approval by the Texas Railroad Commission regarding drilling and plugging of drill holes, and (v) reporting to and compliance with regulations of the Texas Commission of Environmental Quality.  If we recover uranium from our mineral prospects, we will be required to obtain a source material license from the United States Nuclear Regulatory Commission.  We may also be subject to the reporting requirements and regulations of the Texas Dept. of Health.  The failure to obtain the required approvals or permits would adversely affect our operations.

Companies such as ours that engage in exploration activities often experience increased costs and delays in production and other schedules as a result of the need to comply with applicable laws, regulations and permits. Issuance of permits for our activities is subject to the discretion of government authorities, and we may be unable to obtain or maintain such permits.  Permits required for future exploration or development may not be obtainable on reasonable terms or on a timely basis.  There can be no assurance that we will be able to obtain or maintain any of the permits required for the continued exploration or development of our mineral properties or for the construction and operation of a mine on our properties at economically viable costs. If we cannot accomplish these objectives, our business could face difficulty and/or fail.

We believe that we are in compliance with all material laws and regulations that currently apply to our activities but there can be no assurance that we can continue to do so. Current laws and regulations could be amended and we might not be able to comply with them, as amended. Further, there can be no assurance that we will be able to obtain or maintain all permits necessary for our future operations, or that we will be able to obtain them on reasonable terms. To the extent such approvals are required and are not obtained, we may be delayed or prohibited from proceeding with planned exploration or development of our mineral properties.

Environmental hazards unknown to us, which have been caused by previous or existing owners or operators of the properties, may exist on the properties in which we hold an interest.  It is possible that our properties could be located on or near the site of a Federal Superfund cleanup project. Although we will endeavor to avoid such sites, it is possible that environmental cleanup or other environmental restoration procedures could remain to be completed or mandated by law, causing unpredictable and unexpected liabilities to arise.  At the date of this registration statement, we are not aware of any environmental issues or litigation relating to any of our current or former properties.

Competition in the mining industry is intense, and we have limited financial and personnel resources with which to compete.

Competition in the mining industry for desirable properties, investment capital, equipment and personnel is intense. Numerous companies headquartered in the United States, Canada and elsewhere throughout the world compete for properties on a global basis. We are currently an insignificant participant in the mining industry due to our limited financial and personnel resources. We may be unable to attract the necessary investment capital or a joint venture partner to fully develop our mineral properties, be unable to acquire other desirable properties, be unable to attract and hire necessary personnel, or be unable to purchase necessary equipment.

We may be adversely affected by fluctuations in demand for, and prices of, rare earth products.

We expect to derive revenues, if any, from sale of rare earth and related minerals.  Changes in demand for, and the market price of, these minerals could significantly affect our profitability. The value and price of our common stock and our financial results may be significantly adversely affected by declines in the prices of rare earth minerals and products. Rare earth minerals and product prices may fluctuate and are affected by numerous factors beyond our control such as interest rates, exchange rates, inflation or deflation, fluctuation in the relative value of the U.S. dollar against foreign currencies on the world market, global and regional supply and demand for rare earth minerals and products, and the political and economic conditions of countries that produce rare earth minerals and products.

A prolonged or significant economic contraction in the United States or worldwide could put further downward pressure on market prices of rare earth minerals and products. Protracted periods of low prices for rare earth minerals and products could significantly reduce revenues and the availability of required development funds in the future. This could cause substantial reductions to, or a suspension of, REO production operations, impair asset values and if reserves are established on our prospects, reduce our proven and probable rare earth ore reserves.

In contrast, extended periods of high commodity prices may create economic dislocations that may be destabilizing to rare earth minerals supply and demand and ultimately to the broader markets. Periods of high rare earth mineral market prices generally are beneficial to our financial performance. However, strong rare earth mineral prices also create economic pressure to identify or create alternate technologies that ultimately could depress future long-term demand for rare earth minerals and products, and at the same time may incentivize development of otherwise marginal mining properties.

The nature of mineral exploration and production activities involves a high degree of risk and the possibility of uninsured losses.

The business of exploring for rare earth minerals and beryllium, involves a high degree of risk. Few properties are ultimately developed into producing mines. Whether a mineral deposit can be commercially viable depends upon a number of factors, including the particular attributes of the deposit, including size, grade and proximity to infrastructure, metal prices, which can be highly variable, and government regulation, including environmental and reclamation obligations. These factors are not within our control. Uncertainties as to the metallurgical amenability of any minerals discovered may not warrant the mining of these minerals on the basis of available technology. Our operations are subject to all of the operating hazards and risks normally incident to exploring for and developing mineral properties, such as, but not limited to:

•	encountering unusual or unexpected formations;
•	environmental pollution;
•	personal injury, flooding and landslides;
•	variations in grades of minerals;
•	labor disputes; and
•	a decline in the price of rare earth elements or beryllium.

We currently have no insurance to guard against any of these risks. If we determine that capitalized costs associated with any of our mineral interests are not likely to be recovered, we would incur a write-down on our investment in such property interests.  All of these factors may result in losses in relation to amounts spent which are not recoverable.  The payment of any liabilities that arise from any such occurrence would have a material, adverse impact on our Company.

Rare earth and beryllium mining presents potential health risks.  Payment of any liabilities that arise from these health risks may adversely impact our Company.

Complying with health and safety standards will require additional expenditure on testing and the installation of safety equipment. Moreover, inhalation of certain minerals, such as beryllium can result in specific potential health risks ranging from acute pneumonitis, tracheobronchitis, and chronic beryllium disease to an increased risk of cancer.  Symptoms of these diseases may take years to manifest.  Failure to comply with health and safety standards could result in statutory penalties and civil liability.  We do not currently maintain any insurance coverage against these health risks. The payment of any liabilities that arise from any such occurrences would have a material, adverse impact on our Company.

Our exploration and development activities are subject to environmental risks, which could expose us to significant liability and delay, suspension or termination of our operations.

The exploration, possible future development and production phases of our business will be subject to federal, state and local environmental regulation. These regulations mandate, among other things, the maintenance of air and water quality standards and land reclamation. They also set out limitations on the generation, transportation, storage and disposal of solid and hazardous waste. Environmental legislation is evolving in a manner which will require stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments, and a heightened degree of responsibility for companies and their officers, directors and employees. Future changes in environmental regulations, if any, may adversely affect our operations. If we fail to comply with any of the applicable environmental laws, regulations or permit requirements, we could face regulatory or judicial sanctions. Penalties imposed by either the courts or administrative bodies could delay or stop our operations or require a considerable capital expenditure. Although we intend to comply with all environmental laws and permitting obligations in conducting our business, there is a possibility that those opposed to exploration and mining will attempt to interfere with our operations, whether by legal process, regulatory process or otherwise.

We could be subject to environmental lawsuits.

Neighboring landowners and other third parties could file claims based on environmental statutes and common law for personal injury and property damage allegedly caused by the release of hazardous substances or other waste material into the environment on or around our properties.  There can be no assurance that our defense of such claims will be successful.  A successful claim against us could have an adverse effect on our business prospects, financial condition and results of operation.

Risks Associated with our Company

There can be no assurance the Company will successfully implement its plans.

For the fiscal year ended August 31, 2010 we had net losses of $558,380 and for the nine months ended May 31, 2011, we had net losses of $4,348,245.  Our accumulated deficit at May 31, 2011 was $5,770,879.  We expect losses in the future periods.  Our likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays frequently encountered in connection with the formation of a new business which seeks to obtain funds to finance its operations in a highly competitive environment.  There can be no assurance that we will successfully implement any of its plans in a timely or effective manner or that we will ever be profitable.  In addition, there can be no assurances that we will choose to continue to develop any of our current properties because we intend to consider and, as appropriate, to divest ourselves of properties that may no longer be a strategic fit to our business strategy.

We have a history of losses and expect to incur substantial losses and negative operating cash flows for the foreseeable future, and we may never achieve or maintain profitability.

We had no revenues during the fiscal year ended August 31, 2010 and no revenues for the nine months ended May 31, 2011.  We are not currently profitable.  We believe that we have sufficient capital to fund operations through calendar year 2012, but we will need to raise additional funding implement our business strategy.  Over the next twelve months, we plan to spend over $2,200,000 for exploration at our Round Top project.  The timing of these expenditures is dependent upon a number of factors, including the availability of drilling contractors. These estimated costs include an airborne geophysical survey ($150,000), drilling costs for sampling ($820,000), metallurgical lab analysis ($550,000), onsite contract geological services ($520,000) and other expenditures, including payroll and travel, necessary to conduct our exploration of Round Top.  We estimate that we will spend approximately $150,000 in project costs to include (i) the approval in April 2011 of our initial plan of operations by the State of Texas, for which we have already paid $65,000, (ii) lease payments due to the State of Texas, and (iii) other permitting and compliance costs associated with state governmental agencies.  We estimate that we will require approximately $170,000 to be spent on capital assets including a field office, lab facilities, computer systems, lab equipment and transportation equipment.  We estimate that general and administrative expenses for the next twelve months will be approximately $1,325,000 to include payroll, professional services, travel, and other expenses necessary to conduct our operations.  Even if we succeed in developing our prospects, we expect to incur substantial losses for the foreseeable future and may never become profitable. We also expect to continue to incur significant operating and capital expenditures and anticipate that our expenses will increase substantially in the foreseeable future.

We have a limited operating history on which to base an evaluation of our business and properties.

Any investment in us should be considered a high-risk investment because investors will be placing funds at risk in an early stage business with unforeseen costs, expenses, competition, a history of operating losses and other problems to which start-up ventures are often subject. Investors should not invest in us unless they can afford to lose their entire investment.  Your investment must be considered in light of the risks, expenses, and difficulties encountered in establishing a new business in a highly competitive and mature industry.  Our operating history has been restricted to the acquisition and sampling of Round Top and this does not provide a meaningful basis for an evaluation of Round Top.  Other than through conventional and typical exploration methods and procedures, we have no additional way to evaluate the likelihood of whether Round Top or our other mineral properties contains commercial quantities of mineral reserves or, if they do, that they will be operated successfully.  We anticipate that we will continue to incur operating costs without realizing any revenues during the period when we are exploring our properties.

If we cannot raise additional funding, we will be unable to implement our business plan.

Since we do not generate any revenues, we may not have sufficient financial resources to undertake by ourselves all planned development activities relating to Round Top.  Between January and July 2011, we entered into a series of transactions with accredited investors pursuant to which we sold an aggregate of 7,840,000 shares of our common stock and five year warrants to purchase up to 7,840,000 shares of common stock, exercisable at $2.50 per share, for gross proceeds of $19,600,000.  We believe we have sufficient capital to sustain operations through calendar year 2012, however we will need to raise additional capital to implement our business plan. No assurance can be given that additional financing will be available on terms acceptable to us, or that existing Warrants will be exercised.  We do not have any commitments for debt or equity financing at this time, nor do we have credit facilities available with financial institutions or other third parties, and investors may lose their all of their investment.

Current economic conditions and capital markets are in a period of disruption and instability which could adversely affect our ability to access the capital markets, and thus adversely affect our business and liquidity.

The current economic conditions and financial crisis have had, and will continue to have, a negative impact on our ability to access the capital markets, and thus have a negative impact on our business and liquidity. The shortage of liquidity and credit combined with substantial losses in worldwide equity markets could lead to an extended worldwide recession. We may face significant challenges if conditions in the capital markets do not improve. Our ability to access the capital markets has been and continues to be severely restricted at a time when we need to access such markets, which could have a negative impact on our business plans. Even if we are able to raise capital, it may not be at a price or on terms that are favorable to us. We cannot predict the occurrence of future financial disruptions or how long the current market conditions may continue.

Our resources may not be sufficient to manage our expected growth; failure to properly manage our potential growth would be detrimental to our business.

We may fail to adequately manage our anticipated future growth. Any growth in our operations will place a significant strain on our administrative, financial and operational resources, and increase demands on our management and on our operational and administrative systems, controls and other resources. We cannot assure you that our existing personnel, systems, procedures or controls will be adequate to support our operations in the future or that we will be able to successfully implement appropriate measures consistent with our growth strategy. As part of this growth, we may have to implement new operational and financial systems, procedures and controls to expand, train and manage our employee base, and maintain close coordination among our staff. We cannot guarantee that we will be able to do so, or that if we are able to do so, we will be able to effectively integrate them into our existing staff and systems.

If we are unable to manage growth effectively, our business, operating results and financial condition could be materially adversely affected. As with all expanding businesses, the potential exists that growth will occur rapidly. If we are unable to effectively manage this growth, our business and operating results could suffer. Anticipated growth in future operations may place a significant strain on management systems and resources. In addition, the integration of new personnel will continue to result in some disruption to ongoing operations. The ability to effectively manage growth in a rapidly evolving market requires effective planning and management processes. We will need to continue to improve operational, financial and managerial controls, reporting systems and procedures, and will need to continue to expand, train and manage our work force.

The loss of either Daniel E. Gorski or Marc LeVier could adversely impact the Company.

The nature of our business, including our ability to continue our exploration and development activities, depends, in large part, on the efforts of Dan Gorski and Marc LeVier.  The loss of either Messrs. Gorski or LeVier could have a material adverse effect on our business.

Our failure to timely file certain periodic reports with the SEC poses significant risks to our business, each of which could materially and adversely affect our financial condition and results of operations.

We filed a Form 10 on October 30, 2008, pursuant to which we registered our common stock under Section 12(g) of the Securities Exchange Act of 1934, as amended (“Exchange Act”).  The Form 10-12G became effective by operation of law 60 days after it was filed.  Subsequent thereto, we did not timely file with the SEC our periodic reports, including our Forms 10-Q for the periods ended November 30, 2008 through November 30, 2010, and our Forms 10-K for the periods ended August 31, 2008, August 31, 2009 and August 31, 2010.  Consequently, we were not compliant with the periodic reporting requirements under the Exchange Act.  Our failure to timely file those and possibly future periodic reports with the SEC could subject us to enforcement action by the SEC and shareholder lawsuits.  Any of these events could materially and adversely affect our financial condition and results of operations and our ability to register with the SEC public offerings of our securities for our benefit or the benefit of our security holders.  Additionally, our failure to file our past periodic reports and future periodic reports has resulted in and could result in investors not receiving adequate information regarding the Company with which to make investment decisions.

Risks Relating to Our Common Stock

The Company’s stock price is highly volatile.

The market price of our common stock has fluctuated and may continue to fluctuate.  These fluctuations may be exaggerated since the trading volume of its common stock is volatile, limited, and sporadic.  These fluctuations may or may not be based upon any business or operating results.  Our common stock may experience similar or even more dramatic price and volume fluctuations in the future.

The market for the common stock is limited, sporadic and volatile.  Any failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult or impossible for you to sell shares of our common stock.

Our common stock is currently listed for quotation on the OTCQB, a centralized quotation service maintained by OTC Markets Group Inc. that collects and publishes market maker quotes for over-the-counter securities. Although our common stock is quoted in the OTCQB, a regular trading market for the securities may not be sustained in the future. Quotes for stocks listed in the OTCQB generally are not listed in the financial sections of newspapers and newspapers often devote very little coverage to stocks quoted solely in the pink sheets. Accordingly, prices for, and coverage of, securities quoted solely in the OTCQB may be difficult to obtain. In addition, stocks quoted solely on the OTCQB tend to have a limited number of market makers and a larger spread between the bid and ask prices than those listed on an exchange. All of these factors may cause holders of our common stock to be unable to resell their securities at any price. This limited trading also could decrease or eliminate our ability to raise additional funds through issuances of our securities.

Failure to develop or maintain an active trading market could negatively affect the value of our shares and make it difficult for you to sell your shares or recover any part of your investment in us.  Even if an active market for our common stock does develop, the market price of our common stock may be highly volatile.  In addition to the uncertainties relating to our future operating performance and the profitability of our operations, factors such as variations in our interim financial results, or various, as yet unpredictable factors, many of which are beyond our control, may have a negative effect on the market price of our common stock.  Accordingly, there can be no assurance as to the liquidity of any active markets that may develop for our common stock, the ability of holders of our common stock to sell our common stock, or the prices at which holders may be able to sell our common stock.

The sale of substantial shares of our common stock or the issuance of shares upon exercise of our warrants and/or options will cause immediate and substantial dilution to our existing stockholders and may depress the market price of our common stock.

In order to provide capital for the operation of our business, we may enter into additional financing arrangements.  These arrangements may involve the issuance of new common stock, preferred stock that is convertible into common stock, debt securities that are convertible into common stock or warrants for the purchase of common stock.  Any of these items could result in a material increase in the number of shares of common stock outstanding which would in turn result in a dilution of the ownership interest of existing common shareholders.  In addition, these new securities could contain provisions, such as priorities on distributions and voting rights, which could affect the value of our existing common stock.

As of July 18, 2011, we had (i) Class A Warrants that may be exercised into 1,461,250 shares of common stock exercisable at $0.50 per share, (ii) Class B Warrants that may be exercised into 771,875 shares of common stock exercisable at $0.75 per share, (iii) warrants that may be exercised into 250,000 shares of common stock exercisable at $5.00 per share, and (iv) other warrants that may be exercised into 9,337,000 shares of common stock at $2.50 per share.  On June 27, 2011 and August 8, 2011, the Company’s two registration statements registering the resale of these shares of common stock were deemed effective by the SEC.  The Company is obligated to keep these registration statements effective for a period of three years.  There are also options outstanding that have been issued to third party consultants and our officers and directors to purchase up to 4,708,334 shares of common stock (4,425,000 of which are being registered hereby), exercisable at prices ranging from $1.85 to $4.70 per share exercisable for periods ranging from one year to ten years.  The issuance of shares upon exercise of these warrants may result in additional substantial dilution to the interests of other stockholders and may adversely affect the market price of our common stock.

A low market price may severely limit the potential market for the Company’s common stock.

An equity security that trades below a certain price per share is subject to SEC rules requiring additional disclosures by broker-dealers.  These rules generally apply to any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions (a “penny stock”).  Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and institutional or wealthy investors.  For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to the sale.  The broker-dealer also must disclose the commissions payable to the broker-dealer, current bid and offer quotations for the penny stock and, if the broker-dealer is the sole market maker, the broker-dealer must disclose this fact and the broker-dealer's presumed control over the market.  Such information must be provided to the customer orally or in writing before or with the written confirmation of trade sent to the customer.

Monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks.  In the event our common stock trades at a price of less than $5.00 per share, the additional burdens imposed upon broker-dealers by such requirements could discourage broker-dealers from effecting transactions in our common stock.

The Company will not pay dividends on its common stock.

We do not anticipate paying any cash dividends on our common stock in the foreseeable future.

Control by current shareholders.

The current shareholders have elected the directors and the directors have appointed current executive officers to serve the Company.  The voting power of these shareholders could also discourage others from seeking to acquire control of us through the purchase of our common stock which might depress the price of our common stock.

USE OF PROCEEDS

The shares which may be sold under this reoffer prospectus will be sold for the respective accounts of each of the Selling Stockholders listed herein (who are our executive officers and directors). Accordingly, we will not realize any proceeds from the sale of the shares of our common stock. We will receive proceeds from the exercise of the options; however, no assurance can be given as to when or if any or all of the options will be exercised. If any options are exercised, the proceeds derived therefrom will be used for working capital and general corporate purposes. All expenses of the registration of the shares will be paid by us. See “Selling Stockholders” and “Plan of Distribution.”

SELLING STOCKHOLDERS

This reoffer prospectus relates to the shares of our common stock that are being registered for reoffers and resales by selling stockholders who have acquired or may acquire shares pursuant to the Plan. Offers and sales by selling stockholders who are our “affiliates” (as such term is defined in Rule 405 under the Securities Act) are also covered by this prospectus.

The selling stockholders are our prior, current and future officers and directors (or any of their respective assigns) who have acquired or may acquire in the future shares of our common stock under the Plan. The selling stockholders may, from time to time, resell all, a portion or none of the shares of our common stock covered by this reoffer prospectus. There is no assurance that any of the selling stockholders will sell any or all of the shares offered by them under this reoffer prospectus. The address for each of the selling stockholders listed below is c/o Texas Rare Earth Resources Corp., 304 Inverness Way South, Suite 365, Englewood, CO 80112.

The following table sets forth (i) the number of shares of our common stock beneficially owned by each selling stockholder at October 31, 2011, (ii) the number of shares to be offered for resale by each selling stockholder (i.e., the total number of shares underlying options held by each Selling Stockholder irrespective of whether such options are presently exercisable or exercisable within sixty days of October 31, 2011), and (iii) the number and percentage of shares of our common stock to be held by each selling stockholder after completion of the offering, based on 34,622,509 shares issued and outstanding at October 31, 2011.

Name	Number of Shares of Common Stock Beneficially Owned at October 17, 2011(1)	Number of Shares to be Offered for Resale(2)	Number of Shares of Common Stock After Completion of Offering(3)	Percentage of Class to be Owned After Completion of the Offering
General Gregory Martin	105,000(4)	105,000(4)	-	*
Wm. Chris Mathers	88,889(5)	400,000(5)	-	*
Graham Karklin	105,000(4)	105,000(4)	-	*
Anthony Marchese	1,139,750(6)	370,000(7)	769,750	2.2%
Cecil Wall	630,000(8)	90,000(9)	600,000	1.7%
James J. Graham	105,000(4)	105,000(4)	-	*
Marc LeVier	2,500,000(10)	2,500,000(10)	-	*
Anthony Garcia	750,000(11)	750,000(11)	-	*
____________________
 *           Less than one percent

(1)
A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days after October 31, 2011 upon the exercise of options, warrants or convertible securities. Each beneficial owner’s percentage ownership is determined by assuming that options, warrants or convertible securities that are held by such person (but not those held by any other person) and that are currently exercisable (i.e., that are exercisable within 60 days from October 31, 2011) have been exercised. Unless otherwise noted, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them.

(2)	Includes both vested and non-vested options.

(3)	Includes the aggregate ownership of the Company’s common stock assuming all of the shares of common stock offered for result pursuant to their offering have been sold.

(4)
Represents (i) a five year option to purchase up to 60,000 shares of common stock at an exercise price of $2.50 per share and (ii) an option expiring December 31, 2014 to purchase up to 45,000 shares of common stock at an exercise price of $2.60 per share.

(5)
Mr. Mathers was issued a five year option to purchase up to 400,000 shares of common stock at an exercise price of $2.50 per share, vesting 1/36 each month provided Mr. Mathers’ is employed by the Company on the vesting dates, of which 88,889 shares have vested as of October 31, 2011.  We have assumed for purposes of this prospectus that Mr. Mathers’ option fully vests.

(6)
Represents (i) the following securities registered in the name of Mr. Marchese (a) 362,500 shares of common stock, (b) 62,500 shares of common stock underlying Class A Warrants, (c) 31,250 shares of common stock underlying Class B Warrants, (iv) a five year option to purchase up to 150,000 shares of common stock at an exercise price of $2.50 per share, (v) a five year option to purchase up to 175,000 shares of common stock at an exercise price of $4.15 per share, and (vi) an option expiring December 31, 2014 to purchase up to 45,000 shares of common stock at an exercise price of $2.60 per share; and (ii) the following securities registered in the name of the Insiders Trend Fund, LP., an entity in which Mr. Marchese serves as general partner and chief investment officer (x) 125,500 shares of common stock, (y) 125,500 shares of common stock underlying Class A Warrants, and (z) 62,500 shares of common stock underlying Class B Warrants.

(7)
Represents the following registered in the name of Mr. Marchese (i) a five year option to purchase up to 150,000 shares of common stock at an exercise price of $2.50 per share, (ii) a five year option to purchase up to 175,000 shares of common stock at an exercise price of $4.15 per share, and (iii) an option expiring December 31, 2014 to purchase up to 45,000 shares of common stock at an exercise price of $2.60 per share.

(8)	Represents (i) 600,000 shares of common stock held by entities of which Mr. Wall has voting and investment control and (ii) 30,000 shares underlying a five-year option exercisable at $4.70 per share.

(9)
The five year option issued to Mr. Wall allows Mr. Wall to purchase up to 90,000 shares of common stock at an exercise price of $4.70.  The option vests 1/3 each year, of which 30,000 shares vested immediately upon the issuance of the option, with the remaining 60,000 vesting equally on the second and third anniversary following the issuance date.  We have assumed for purposes of this prospectus that Mr. Wall’s option fully vests.

(10)	Consists of a ten year option to purchase up to 2,500,000 shares of common stock at an exercise price of $2.50 per share.

(11)	Consists of a five year option to purchase up to 750,000 shares of common stock at an exercise price of $2.50 per share.

PLAN OF DISTRIBUTION

In this section of the reoffer prospectus, the term “selling stockholder” means and includes:

•	the persons identified in the table above as the Selling Stockholders; and
•
any of the donees, pledgees, distributees, transferees or other successors in interest of the Selling Stockholders who may: (a) receive any of the shares of our common stock offered hereby after the date of this reoffer prospectus and (b) offer or sell those shares hereunder.

The shares of our common stock offered by this reoffer prospectus may be sold from time to time directly by the Selling Stockholders. Alternatively, the Selling Stockholders may from time to time offer such shares through underwriters, brokers, dealers, agents or other intermediaries. The Selling Stockholders as of the date of this reoffer prospectus have advised us that there were no underwriting or distribution arrangements entered into with respect to the common stock offered hereby. The distribution of the common stock by the Selling Stockholders may be effected: in one or more transactions through customary brokerage channels, either through brokers acting as agents for the Selling Stockholders, or through market makers, dealers or underwriters acting as principals who may resell these shares; in privately-negotiated sales; by a combination of such methods; or by other means. These transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at other negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders in connection with sales of our common stock.

The Selling Stockholders may enter into hedging transactions with broker-dealers in connection with distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the shares of our common stock in the course of hedging the positions they assume with the Selling Stockholders. The Selling Stockholders also may sell shares short and redeliver the shares to close out such short positions. The Selling Stockholders may enter into option or other transactions with broker-dealers which require the delivery to the broker-dealer of shares of our common stock. The broker-dealer may then resell or otherwise transfer such shares of common stock pursuant to this reoffer prospectus.

The Selling Stockholders also may lend or pledge shares of our common stock to a broker-dealer. The broker-dealer may sell the shares of common stock so lent, or upon a default the broker-dealer may sell the pledged shares of common stock pursuant to this reoffer prospectus. Any securities covered by this reoffer prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this reoffer prospectus.

The Selling Stockholders have advised us that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities. There is no underwriter or coordinating broker acting in connection with the proposed sale of shares of common stock the Selling Stockholders.

Although the shares of common stock covered by this reoffer prospectus are not currently being underwritten, the Selling Stockholders or their underwriters, brokers, dealers or other agents or other intermediaries, if any, that may participate with the selling security holders in any offering or distribution of common stock may be deemed “underwriters” within the meaning of the Act and any profits realized or commissions received by them may be deemed underwriting compensation thereunder.

Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of shares of the common stock offered hereby may not simultaneously engage in market making activities with respect to the common stock for a period of up to five days preceding such distribution. The Selling Stockholders will be subject to the applicable provisions of the Exchange Act and the rules and regulations promulgated thereunder, including without limitation Regulation M, which provisions may limit the timing of purchases and sales by the Selling Stockholders.

In order to comply with certain state securities or blue sky laws and regulations, if applicable, the common stock offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In certain states, the common stock may not be sold unless they are registered or qualified for sale in such state, or unless an exemption from registration or qualification is available and is obtained.

We will bear all costs, expenses and fees in connection with the registration of the common stock offered hereby. However, the Selling Stockholders will bear any brokerage or underwriting commissions and similar selling expenses, if any, attributable to the sale of the shares of common stock offered pursuant to this reoffer prospectus. We have agreed to indemnify certain of the selling security holders against certain liabilities, including liabilities under the Act, or to contribute to payments to which any of those security holders may be required to make in respect thereof.

There can be no assurance that the Selling Stockholders will sell any or all of the securities offered by them hereby.

LEGAL MATTERS

The law firm of Brewer & Pritchard, PC (“Brewer & Pritchard”) has provided legal advice to the Registrant, and has also rendered a legal opinion as to the validity and due issuance of the shares of the Company’s common stock to be issued under the Plan. Brewer & Pritchard is also the holder of 750,000 shares of our common stock, none of which are included in this registration statement.  The shareholders of Brewer & Pritchard, P.C. hold an aggregate of 3,000,000 shares of our common stock, none of which are included in this registration statement.

EXPERTS

Our financial statements as of August 31, 2010 and 2009 have been audited by LBB & Associates Ltd., LLP (an independent registered public accounting firm) to the extent and for the periods set forth in their report thereon, appearing elsewhere in this registration statement, and are included in reliance upon such report given on the authority of such firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC under the Securities Act with respect to the shares of our common stock offered by this reoffer prospectus. This reoffer prospectus is part of that registration statement and does not contain all the information included in the registration statement. For further information with respect to our common stock and us, you should refer to the registration statement, its exhibits and the material incorporated by reference therein. Portions of the exhibits have been omitted as permitted by the rules and regulations of the SEC. Statements made in this reoffer prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. In each instance, we refer you to the copy of the contracts or other documents filed as an exhibit to the registration statement, and these statements are hereby qualified in their entirety by reference to the contract or document. The registration statement may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 100 F Street, N.E., Washington, D.C.. Copies of those filings can be obtained from the Commission’s Public Reference Section, Judiciary Plaza, 100 F Fifth Street, N.E., Washington, D.C. 20549 at prescribed rates and may also be obtained from the web site that the SEC maintains at http://www.sec.gov. You may also call the Commission at 1-800-SEC-0330 for more information. We file annual, quarterly and current reports and other information with the SEC. You may read and copy any reports, statements or other information on file at the SEC’s public reference room in Washington, D.C. You can request copies of those documents upon payment of a duplicating fee, by writing to the SEC.

DISCLOSURE OF COMMISSION POSITION ON
INDEMNIFICATION FOR SECURITIES LAW VIOLATIONS

Our Articles of Incorporation provides our directors with protection for breaches of their fiduciary duties to us or our stockholders.  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons as provided in the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is unenforceable.  In the event that a claim for indemnification against such liabilities, other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding, is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents, heretofore filed by us with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference, except as superseded or modified herein:

(1)	The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2010, filed on February 8, 2011;

(2)
The Company’s Quarterly Reports on Form 10-Q for (i) the quarter ended November 30, 2010, filed on February 8, 2011, as amended on May 25, 2011 and  June 23, 2011, (ii) the quarter ended February 28, 2011, filed on April 14, 2011, as amended on May 25, 2011 and June 23, 2011, and (iii) the quarter ended May 31, 2011, filed on July 15, 2011;

(3)
Current Reports on Form 8-K, filed on February 15, 2011, February 23, 2011, March 28, 2011, April 28, 2011, May 9, 2011, June 6, 2011, June 10, 2011, July 14, 2011, August 10, 2011, August 17, 2011, August 19, 2011, August 24, 2011, August 26, 2011, and October 31, 2011;

(4)	The description of our common stock contained in our registration statement on Form 10-12G filed on October 30, 2008, and as it may be further amended from time to time; and

(5)
All documents that we filed with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

All documents filed by the registrant after the date of filing the initial registration statement on Form S-3 of which this reoffer prospectus forms a part and prior to the effectiveness of such registration statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this reoffer prospectus and to be part hereof from the date of filing of such documents.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this reoffer prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed part of this reoffer prospectus except as so modified or superseded.

We will provide without charge to each person to whom a copy of this reoffer prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Texas Rare Earth Resources Corp., 304 Inverness Way South, Suite 365, Englewood, CO 80112, Attention: Wm. Chris Mathers.

You should rely only on the information incorporated by reference or provided in this reoffer prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this reoffer prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

You should rely only on the information contained in this document. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

Additional risks and uncertainties not presently known or that are currently deemed immaterial may also impair our business operations. The risks and uncertainties described in this document and other risks and uncertainties which we may face in the future will have a greater impact on those who purchase our common stock. These purchasers will purchase our common stock at the market price or at a privately negotiated price and will run the risk of losing their entire investment.

Texas Rare Earth Resources Corp.

4,425,000 shares
Common Stock

REOFFER PROSPECTUS

November 2, 2011

PART II

INFORMATION REQUIRED IN PROSPECTUS

Item 3.	Incorporation of Documents by Reference

The following documents, heretofore filed by us with the U.S. Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, are hereby incorporated by reference, except as superseded or modified herein:

(1)	The Company's Annual Report on Form 10-K for the fiscal year ended August 31, 2010, filed on February 8, 2011;

(2)
The Company’s Quarterly Reports on Form 10-Q for (i) the quarter ended November 30, 2010, filed on February 8, 2011, as amended on May 25, 2011 and June 23, 2011, (ii) the quarter ended February 28, 2011, filed on April 14, 2011, as amended on May 25, 2011 and June 23, 2011, and (iii) the quarter ended May 31, 2011, filed on July 15, 2011;

(3)
Current Reports on Form 8-K, filed on February 15, 2011, February 23, 2011, March 28, 2011, April 28, 2011, May 9, 2011, June 6, 2011, June 10, 2011, July 14, 2011, August 10, 2011, August 17, 2011, August 19, 2011, August 24, 2011, August 26, 2011, and October 31, 2011;

(4)	The description of our common stock contained in our registration statement on Form 10-12G filed on October 30, 2008, and as it may be further amended from time to time; and

(5)
All documents that we filed with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14, and 15(d) of the Exchange Act subsequent to the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered under this prospectus have been sold, or that deregisters all securities then remaining unsold, will be deemed to be incorporated in this registration statement by reference and to be a part hereof from the date of filing of such documents.

All documents filed by the registrant after the date of filing the initial registration statement on Form S-3 of which this reoffer prospectus forms a part and prior to the effectiveness of such registration statement pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 shall be deemed to be incorporated by reference into this reoffer prospectus and to be part hereof from the date of filing of such documents.

Any statement contained in a document we incorporate by reference will be modified or superseded for all purposes to the extent that a statement contained in this reoffer prospectus (or in any other document that is subsequently filed with the Securities and Exchange Commission and incorporated by reference) modifies or is contrary to that previous statement. Any statement so modified or superseded will not be deemed part of this reoffer prospectus except as so modified or superseded.

We will provide without charge to each person to whom a copy of this reoffer prospectus is delivered, upon the written or oral request of any such person, a copy of any document described above (other than exhibits). Requests for such copies should be directed to Texas Rare Earth Resources Corp., 304 Inverness Way South, Suite 365, Englewood, CO 80112, Attention: Wm. Chris Mathers.

You should rely only on the information incorporated by reference or provided in this reoffer prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this reoffer prospectus or any prospectus supplement is accurate as of any date other than the date on the front page of those documents.

Item 4.	Description of Securities

Included in the prospectus which is part of this registration statement.

Item 5.	Interests of Named Experts and Counsel.

None.

Item 6.	Indemnification of Officers and Directors.

Our Articles of Incorporation, as amended, provide to the fullest extent permitted by Nevada law, our directors or officers shall not be personally liable to us or our shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of our Articles of Incorporation, as amended, is to eliminate our right and our shareholders (through shareholders' derivative suits on behalf of our company) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. We believe that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.	Exemption from Registration Claimed.

All shares of common stock registered hereunder for reoffer or resale will be issued upon exercise of options granted or to be granted pursuant to the Plan. The options are non-transferable and the underlying shares will be issued in transactions not involving a public offering. Upon exercise of an option, the optionee is required to execute an undertaking not to resell such shares except pursuant to an effective registration statement or other exemption under the Securities Act, a restrictive legend is placed on the certificates for the shares of common stock purchased and transfer stops are placed against such certificates. Such shares may only be reoffered and sold pursuant to registration under the Act or pursuant to an applicable exemption under the Act. As a result, such offers and sales are exempt from the registration requirements of the Act pursuant to the provisions of Section 4(2) of the Act.

Item 8.	Exhibits.

The following exhibits are filed with this registration statement.

Number	Description

4.1	Registrant’s Amended and Restated 2008 Stock Incentive Plan incorporated by reference to Exhibit 10.1 of the Company’s Form 10-Q for the period ended May 31, 2011 filed with the SEC on July 15, 2011.

5.1	Opinion of Brewer & Pritchard, PC*

23.1	Consent of Brewer & Pritchard, PC (contained in Exhibit 5.1)*

23.2	Consent of LBB & Associates Ltd., LLP *

*	Filed herewith.

Item 9.	Undertakings.

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change  in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

2.
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial  bona fide  offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

4.
For determining liability of the undersigned registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424 ;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of Englewood, State of Colorado, on November 2, 2011.

TEXAS RARE EARTH RESOURCES CORP.

By:	/S/ Marc LeVier
Marc LeVier
Principal Executive Officer (Chief Executive Officer)

           In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated:

Signature	Title	Date

/S/ Marc LeVier	Chief Executive Officer and Director	November 2, 2011
Marc LeVier

/S/ Wm. Chris Mathers	Principal Financial Officer and	November 2, 2011
Wm. Chris Mathers	Principal Accounting Officer (Chief Financial Officer)

/S/ Graham A. Karklin	Director	November 2, 2011
Graham A. Karklin

/S/ Anthony Marchese	Director	November 2, 2011
Anthony Marchese

/S/ Gregory Martin	Director	November 2, 2011
Gregory Martin

/S/ Daniel E. Gorski	Director	November 2, 2011
Daniel E. Gorski

/S/ James J. Graham	Director	November 2, 2011
James J. Graham